BACKGROUND OF MARINE CARGO RECOVERY LIMITED

Marine Cargo Recovery Limited was incorporated in the United Kingdom to focus on opportunities that arose due to the demise of a number of other marine cargo recovery companies. As a result the company has been able to select the best personnel.

Marine Cargo Recovery and its parent (hereinafter "MCR") own recovery and survey equipment and also have access to historical artefacts that can make for highly unique and successful exhibitions, as well as artefacts that are useful for securitisation purposes.

MCR has predominantly concentrated on the waters of South East Asia, Middle East and the North Sea. Presently MCR is involved in marine recovery projects in the North Sea, South Africa, Middle East and Indonesia. This geographical spread has been chosen to maximise the opportunities open to the company in terms of known wreck projects and to spread political and geographic risk. The management are aware of the dangers of dispersion of effort but wish to retain options in relation to the above risks and to weather constraints.

MCR has the rights to an exclusive license for survey and cargo recovery throughout the territorial waters of the Yemen, which for 2000 years have been a major trade route between east and west. All of the above will enhance the share price of the listed vehicle.

MCR owns a number of White Star Line artefacts (the company that owned Titanic), and owns the merchandising material in relation to the Tek Sing find including books, videos, music CD's and facsimile materials. These all add to MCR's ability to generate income and drive the company share price.

LICENSES AND CONTRACTS

With the rare exception of the waters of the Yemen Republic, which has a territorial exclusivity to the salvor built into the contract (see below), access to wrecks in other areas is open to all. However, only those companies which can bring together a competent management team, strong research, technical expertise and adequate funding can in reality access these wrecks. It would appear that at the present time that the only company able to unite these pre-requisites is MCR.

YEMEN. An exclusive license is in place to work throughout the territorial waters of the Yemen Republic. This includes the whole of the Indian Ocean coast from the Omani/Yemeni border to the entrance to the Red Sea, including the island of Socotra, plus the Red Sea waters from the entrance in the south to the Saudi border in the north, with all the Red Sea islands in this area. Such an exclusive licence being awarded to a salvage company is extremely rate and is perhaps unique at the present time.

The government will receive from 10% to a fixed maximum of 40% of artefact and cargo sales revenues, according to a sliding scale culminating in 40% once a cumulative total of $50 million of sales revenues has been achieved. According to the Contract all artefacts and recoveries have to be exported from the Yemen to, preferably, London, for sale through the appropriate professional outlets. Sales and marketing can commence as soon as the recoveries are landed at the appropriate destination. It is anticipated that a reasonable amount of the recoveries will be sold at auction, the rest sold directly or held for securitisation purposes.

Yemen has been an important trading route between East and West for over 2000 years and initial finds here confirm the enormous potential in rare and valuable artefacts.

INDONESIA. Management of MCR is known to senior officials within the departments in Indonesia which are responsible for wreck survey and salvage and has been invited to apply for survey and salvage permits within their waters. The regulations pertaining to such permits are will known to Management who intend to take up such licences when appropriate.

In addition, the governor of Belitung Island (between Banka Island and Borneo) has asked Management to help his administration to manage the large stocks of wrecks, including tin cargo wrecks, that are known to exist within Belitung's 12 mile limit.

THE UK

THE DEUTSCHLAND Admiralty Droit No: 269/01. The wreck of this German liner is located in the southern part of the North Sea in international waters, resting on the Kentish Knock Sands. Her position is roughly 23 miles from Harwich in one direction and 22 miles from Margate in the other.

The wreck itself is of iron construction and is now in three pieces. It needs to be cut open to expose the cargo inside. The scattered cargo outside the vessel has been recovered.

Exploratory work recently carried out by MCR indicates the cargo included porcelain dolls, other items of porcelain, ornamental glassware that is still intact and musical instruments.

OTHER AREAS

THE BREDERODE on her maiden voyage to and from the East, is one of the homeward bound disasters that took place during 1785 of the Cape Agulhas coast of South Africa. The cargo manifest states that the ship was carrying a valuable cargo of tea, silk and linen cloths, spices, and porcelain, tin and gold. The site was discovered by Aqua Exploration in 1991 and identified by the combined efforts of Aqua Exploration and Hallstrom Holdings.

A legal contract has been drawn up between Charles Shapiro (Aqua Exploration), the South African Maritime Museum (SAMM) and the National Monuments Council
(NMC). This ensures that there will be "no missing links" as far as the archaeology aspect of the ship is concerned and that the salvor can expect to receive approximately 95% of her valuable cargo.

WORK IN PROGRESS

MCR has found a number of wrecks in the North Sea that will be excavated this coming season. Their cargoes consist of gold coin, blue and white porcelain and valuable artefact recoveries.

In Yemen, the company has found two antique wrecks. One is a Roman era wreck dated to about the time of Christ and the other has been dated to the 10th century. Both these finds offer the opportunity of early salvage and recoveries which will have a considerable media impact.

In addition, the company has found evidence of the existence (through many recovered items) of an exceptionally rare and valuable 14th century Chinese porcelain cargo in the Red Sea. A major international auction house has invested in the first survey expedition and confirms the huge value and importance of the cargo. The completion of the survey to locate the wreck is a priority for the company's activities in Yemen and should have an early and positive impact on the company's value.

WORK PROGRAMME

Management have selected a limited number of wrecks from a large number of potentially important ships which are known to them and for which there exist substantial research data. These wrecks which are to be included in the first survey and salvage projects that the company undertakes, are indicated in the budget in terms of cost and potential revenue. Management may change the sequence and selection of projects according to circumstances arising.